AGREEMENT

                                  made between

David Vanrenen and Alan Tucker (VT)

                                       and

Electronic Fundraising Company Limited (EFC)

1.0      OVERVIEW

1.1 VT own all of the shares in Walton Consulting Limited (Walton), which is contracted in terms of an agreement dated 4 April 1997, to provide International Lottery Services Limited (ILS) with games, generic software and testing facilities to enable ILS to comply with its obligations under the same agreement to International Lottery in Liechtenstein Stiftung (InterLotto).

1.2 EFC wishes to assume responsibility for the operation of the business of Walton, including employment of the staff and the rights and obligations in terms of the contract referred to in clause 1.1.

2.0      VT RESPONSIBILITIES

2.1 VT will use reasonable endeavours to ensure that the business of Walton continues to operate in its current form and that it complies with its contractual obligations in terms of the contract referred to in clause 1.1.

3.0      LAW

3.1 This agreement will be governed by English law whose courts will be the courts of jurisdiction.




place/date      22.9.97                   place/date   22.9.1997


/S/  David Vanrenen / Alan Tucker         /S/
------------------------------------      --------------------------------------
David Vanrenen and Alan Tucker            Director
                                          Electronic Fundraising Company Limited